Exhibit 99

Tennant Company Reports 2023 Second Quarter Results

Delivers Record Net Sales and Net Income

Increases Full-Year 2023 Guidance

MINNEAPOLIS, MN (Aug. 04, 2023)—Tennant Company ("Tennant" or the "Company") (NYSE: TNC) today reported its financial results for the second quarter ended June 30, 2023.

(In millions, except per share data)	Three Months Ended June 30,
	2023	2022	Increase (Decrease)
Net sales	$321.7	$280.2	14.8%
Net income	$31.3	$16.6	88.6%
Diluted EPS	$1.68	$0.89	89.1%

Adjusted diluted EPS	$1.86	$0.92	102.6%
Adjusted EBITDA	$57.6	$30.3	90.1%
Adjusted EBITDA margin %	17.9%	10.8%	710 bps

Highlights
•Delivered net sales of $321.7 million for the second quarter of 2023, an increase of 14.8% from the second quarter of 2022, or 15.0% on an organic basis. The increase was primarily due to strong pricing realization and continued volume growth.

•Reduced backlog by $43 million in the quarter to $255 million. Supply-chain improvements drove a sequential increase in production which resulted in a decrease in the Company’s backlog.

•Achieved Adjusted EBITDA of $57.6 million in the second quarter of 2023, compared to $30.3 million in the prior-year period, an increase of $27.3 million. Adjusted EBITDA margin of 17.9%, increased 710 basis points, primarily due to strong sales growth and gross margin improvements.

•Generated operating cash flow of $39.1 million and returned $9.9 million to Tennant shareholders through dividends and share repurchases. Continuing the trend from the first quarter, the Company converted over 100% of net income to free cash flow in the second quarter.

•The Company increased its full year 2023 guidance and now expects net sales to be between $1.2 billion and $1.25 billion and Adjusted EBITDA to be between $175 million and $190 million.

•Broadened the Company's portfolio of innovative products and solutions with the launch of two new ride-on sweepers in North America. These highly maneuverable and affordable sweepers are robust – yet compact – and provide flexibility for indoor and outdoor applications.

“Thanks to our global Tennant team, we built on the momentum of our strong first quarter performance to deliver record second quarter results,” said Dave Huml, Tennant President and Chief Executive Officer. “Our strong organic net sales growth and expanding operating margins are the result of the meaningful actions we have taken over the course of the past several quarters. Looking ahead, I am pleased to say that we are entering the
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Page 2 – Tennant Company Reports 2023 Second Quarter Results
second half of the year with resilient demand, substantial order backlog, and expectations for continued improvements in our supply chain. This backdrop, coupled with our profitable growth in the first half of the year, underpins our confidence in raising our full year 2023 guidance.”

Net Sales
Consolidated net sales for the second quarter of 2023 totaled $321.7 million, a 14.8% increase as compared to consolidated net sales of $280.2 million in the second quarter of 2022. The components of the consolidated net sales change were as follows:

	Three Months Ended June 30,	Six Months Ended June 30,
	2023 vs. 2022
Price	9.3%	10.0%
Volume	5.7%	7.9%
Organic growth	15.0%	17.9%
Foreign currency	(0.2)%	(1.3)%
Total growth	14.8%	16.6%

Organic Sales
Organic sales, which excludes the effects of foreign currency, grew 15.0% compared to the prior year, due to growth across all regions led by strong equipment sales, particularly in the Americas region.

	Three Months Ended June 30, 2023				Six Months Ended June 30, 2023
	Americas	EMEA	APAC	Total	Americas	EMEA	APAC	Total
Organic net sales growth	21.7%	2.4%	6.3%	15.0%	24.6%	6.5%	6.6%	17.9%

Americas: The 21.7% increase in the Americas, which includes all of North America and Latin America, was driven equally by price realization and volume increases, led by strong equipment and parts and consumables sales in North America.

EMEA: The 2.4% increase in EMEA, which includes Europe, the Middle East and Africa, was the result of price realization in both equipment and service product categories across the region.

APAC: The 6.3% increase in APAC, which includes China, Australia, Japan and other Asian markets, was primarily driven by price realization in Australia and volume growth in China.

Operating Results
Gross profit margin of 43.4% was 550 basis points higher in the second quarter of 2023 compared to the second quarter of 2022. The increase was the result of price realization, which more than offset the multi-year impact of inflation on materials and labor.

Selling and administrative expense of $87.0 million increased $7.9 million over the prior year primarily due to higher variable costs associated with increased operating performance, such as warranty and other employee
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Page 3 – Tennant Company Reports 2023 Second Quarter Results
costs. As a percent of sales, adjusted selling and administrative expenses improved to 26.7%, compared to 28.1% in the second quarter last year.

Adjusted EBITDA was $57.6 million in the second quarter of 2023, compared to $30.3 million in the prior-year period. The increase in Adjusted EBITDA was primarily due to strong sales growth, driven by both volume and price, and gross margin expansion. Adjusted EBITDA margin for the second quarter 2023 was 17.9%, a 710 basis point increase over the prior-year period, and benefited from operating leverage created by sales growth.

Net income was $31.3 million in the second quarter of 2023 compared to $16.6 million in the second quarter of 2022. Strong operating performance, driven by higher pricing realization and volume increases, was partly offset by higher variable costs, interest costs and income taxes.

Cash Flow, Liquidity and Capital Allocation
Tennant generated $39.1 million in cash flow from operations during the second quarter of 2023, a $52.6 million increase compared to the prior-year period. The increase was driven by strong operating performance and moderating investments in working capital.

Liquidity remained strong with a balance of $95.8 million in cash and cash equivalents as of the end of the second quarter, with approximately $261.9 million of unused borrowing capacity on the Company’s revolving credit facility.

The Company continues to deploy cash flow toward operational capital needs and to return capital to shareholders in line with its capital allocation priorities, while managing debt and keeping our net leverage well within our target range. During the second quarter, the Company invested $5.0 million in capital expenditures, reduced outstanding debt by $21.1 million, and returned $9.9 million to shareholders through dividends and share repurchases.

As previously announced, Tennant’s Board of Directors authorized a quarterly cash dividend of $0.265 per share payable on September 15, 2023, to shareholders of record at the close of business on August 31, 2023.

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2023 Guidance
Given the strong first half results and expectations for the remainder of the year, the Company is updating its full year 2023 guidance ranges as noted below, including an increased outlook for Net Sales and Adjusted EBITDA:

(In millions, except per share data)	Updated 2023 Guidance Ranges	Original 2023 Guidance Ranges
Net sales	$1,200 - $1,250	$1,115 - $1,155
Organic net sales growth	10.0% - 14.0%	3.0% - 7.0%
Diluted net income per share	$4.30 - $4.95	$3.10 - $3.90
Adjusted diluted net income per share*	$5.10 - $5.75	$3.70 - $4.50
Adjusted EBITDA*	$175 - $190	$140 - $160
Adjusted EBITDA margin	14.6% - 15.2%	12.6% - 13.9%
Capital expenditures	$20 - $25	$20 - $25
Adjusted effective tax rate*	20% - 25%	20% - 25%

*Excludes certain nonoperational items and amortization expense
Conference Call
Tennant will host a conference call to discuss its 2023 second quarter results today, August 4, 2023, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the home page. A replay of the conference call, with slides, will be available at investors.tennantco.com.

Company Profile
Founded in 1870, Tennant Company (TNC), headquartered in Eden Prairie, Minnesota, is a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.09 billion in 2022 and has approximately 4,300 employees. Tennant has manufacturing operations throughout the world and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

Forward-Looking Statements
Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; uncertainty surrounding the impacts and duration of the COVID-19 pandemic; our ability to comply with global laws and regulations; our ability to adapt to customer pricing sensitivities; the competition in our business; fluctuations in the cost, quality or availability of raw materials and purchased components; our ability to adjust pricing to respond to cost pressures; unforeseen product liability claims or product quality issues; our ability to attract, retain and develop key personnel and create effective succession planning strategies; our ability to effectively develop and manage strategic planning and growth processes and the related operational plans; our ability to successfully upgrade and evolve our information technology systems; our ability to successfully protect our information technology systems from cybersecurity risks; the occurrence of a significant business interruption; our ability to maintain the health and safety of our workers; our ability to integrate acquisitions; and our ability to develop and commercialize new innovative products and services.
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We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Information about factors that could materially affect our results can be found in our 2022 Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised to consult any further disclosures by us in our filings with the Securities and Exchange Commission and in other written statements on related subjects. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release and the related conference call include presentation of Non-GAAP measures that include or exclude special items of a nonrecurring and/or nonoperational nature (hereinafter referred to as “special items”). Management believes that the Non-GAAP measures provide useful information to investors regarding the Company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these Non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company.

We believe that disclosing selling and administrative (“S&A”) expense – as adjusted, S&A expense as a percent of net sales – as adjusted, operating income – as adjusted, operating margin – as adjusted, income before income taxes – as adjusted, income tax expense – as adjusted, net income – as adjusted, net income per diluted share – as adjusted, EBITDA – as adjusted, and EBITDA margin – as adjusted (collectively, the “Non-GAAP measures”), excluding the impacts from special items, is useful to investors as a measure of operating performance. We use these as one measure to monitor and evaluate operating performance. The Non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate the Non-GAAP measures by adjusting for restructuring-related charges and amortization expense, and any gain or loss on a sale of assets. We calculate income tax expense – as adjusted by adjusting for the tax effect of these Non-GAAP measures. We calculate net income per diluted share – as adjusted by adjusting for the after-tax effect of these Non-GAAP measures and dividing the result by the diluted weighted average shares outstanding. We calculate operating margin – as adjusted by dividing operating income – as adjusted by net sales. We calculate EBITDA margin – as adjusted by dividing EBITDA – as adjusted by net sales.
INVESTOR RELATIONS CONTACT:
Lorenzo Bassi
Vice President, Finance and Investor Relations
investors@tennantco.com
763-540-1242

FINANCIAL TABLES FOLLOW
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Page 6 – Tennant Company Reports 2023 Second Quarter Results
TENNANT COMPANY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except shares and per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$321.7	$280.2	$627.5	$538.3
Cost of sales	182.2	174.1	362.5	333.3
Gross profit	139.5	106.1	265.0	205.0
Selling and administrative expense	87.0	79.1	168.7	155.7
Research and development expense	9.0	7.9	16.9	15.6
Gain on sale of assets	—	(3.7)	—	(3.7)
Operating income	43.5	22.8	79.4	37.4
Interest expense, net	(4.0)	(1.2)	(7.7)	(1.5)
Net foreign currency transaction gain (loss)	1.0	(1.0)	0.9	(0.4)
Other expense, net	(0.6)	(0.3)	(0.7)	(0.5)
Income before income taxes	39.9	20.3	71.9	35.0
Income tax expense	8.6	3.7	16.3	8.1
Net income	$31.3	$16.6	$55.6	$26.9

Net income per share
Basic	$1.70	$0.90	$3.02	$1.46
Diluted	$1.68	$0.89	$2.98	$1.44

Weighted average shares outstanding
Basic	18,436,367	18,507,073	18,442,862	18,485,367
Diluted	18,713,455	18,683,798	18,691,736	18,735,913
GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Americas	$216.6	$178.4	21.4%	$421.0	$338.7	24.3%
Europe, Middle East and Africa	80.0	77.3	3.5%	162.1	156.0	3.9%
Asia Pacific	25.1	24.5	2.4%	44.4	43.6	1.8%
Total	$321.7	$280.2	14.8%	$627.5	$538.3	16.6%
(1) Net of intercompany sales.
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TENNANT COMPANY
CONSOLIDATED BALANCE SHEETS (Unaudited)

	(Unaudited)
(In millions, except shares and per share data)	June 30, 2023	December 31, 2022
ASSETS
Cash, cash equivalents, and restricted cash	$95.8	$77.4
Receivables, less allowances of $8.0 and $6.1, respectively	263.5	251.5
Inventories	198.4	206.6
Prepaid and other current assets	32.1	39.8
Total current assets	589.8	575.3
Property, plant and equipment, less accumulated depreciation of $297.4 and $279.3, respectively	184.6	179.9
Operating lease assets	32.2	31.8
Goodwill	185.6	182.0
Intangible assets, net	69.6	76.4
Other assets	46.5	39.7
Total assets	$1,108.3	$1,085.1
LIABILITIES AND EQUITY
Current portion of long-term debt	$5.3	$5.2
Accounts payable	113.0	126.1
Employee compensation and benefits	51.6	44.0
Other current liabilities	87.9	86.3
Total current liabilities	257.8	261.6
Long-term debt	272.7	295.1
Long-term operating lease liabilities	17.4	17.1
Employee benefits	13.2	13.2
Deferred income taxes	9.7	11.5
Other liabilities	15.6	14.5
Total long-term liabilities	328.6	351.4
Total liabilities	$586.4	$613.0
Common Stock, $0.375 par value; 60,000,000 shares authorized; 18,540,598 and 18,521,485 shares issued and outstanding, respectively	7.0	7.0
Additional paid-in capital	54.1	56.0
Retained earnings	503.8	458.0
Accumulated other comprehensive loss	(44.3)	(50.2)
Total Tennant Company shareholders' equity	520.6	470.8
Noncontrolling interest	1.3	1.3
Total equity	521.9	472.1
Total liabilities and total equity	$1,108.3	$1,085.1
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TENNANT COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Six Months Ended June 30,
	2023	2022
OPERATING ACTIVITIES
Net income	$55.6	$26.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	17.2	16.4
Amortization expense	7.5	8.4
Deferred income tax benefit	(5.6)	(4.4)
Share-based compensation expense	3.9	2.7
Bad debt and returns expense	1.7	0.7
Gain on sale of assets	—	(3.7)
Other, net	0.4	0.5
Changes in operating assets and liabilities:
Receivables	(10.9)	(9.5)
Inventories	(1.3)	(44.7)
Accounts payable	(10.5)	6.5
Employee compensation and benefits	7.0	(8.7)
Other assets and liabilities	5.2	(14.7)
Net cash provided by (used in) operating activities	70.2	(23.6)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(11.8)	(10.5)
Proceeds from sale of assets, net of cash divested	—	4.1
Investment in leased assets	(0.5)	(4.0)
Cash received from leased assets	0.3	0.3
Net cash used in investing activities	(12.0)	(10.1)
FINANCING ACTIVITIES
Proceeds from borrowings	20.0	15.0
Repayments of borrowings	(42.5)	(16.6)
Proceeds (repurchases) from exercise of stock options, net of employee tax withholdings obligations	4.2	(1.4)
Repurchases of common stock	(10.0)	—
Dividends paid	(9.8)	(9.2)
Net cash used in financing activities	(38.1)	(12.2)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.7)	(3.9)
Net increase (decrease) in cash, cash equivalents and restricted cash	18.4	(49.8)
Cash, cash equivalents and restricted cash at beginning of period	77.4	123.6
Cash, cash equivalents and restricted cash at end of period	$95.8	$73.8
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TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Net Income and Net Income Per Share

(In millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income - as reported	$31.3	$16.6	$55.6	$26.9
Adjustments:
Gain on sale of assets	—	(2.8)	—	(2.8)
Amortization expense	2.6	2.9	5.4	6.1
Restructuring-related charge (S&A expense)	0.8	0.3	0.8	0.5
Net income - as adjusted	$34.7	$17.0	$61.8	$30.7

Net income per share - as reported:
Diluted	$1.68	$0.89	$2.98	$1.44
Adjustments:
Gain on sale of assets	—	(0.15)	—	(0.15)
Amortization expense	0.14	0.16	0.29	0.33
Restructuring-related charge (S&A expense)	0.04	0.02	0.04	0.03
Net income per diluted share - as adjusted	$1.86	$0.92	$3.31	$1.65

Reported Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income - as reported	$31.3	$16.6	$55.6	$26.9
Less:
Interest expense, net	4.0	1.2	7.7	1.5
Income tax expense	8.6	3.7	16.3	8.1
Depreciation expense	8.9	8.2	17.2	16.4
Amortization expense	3.6	3.9	7.5	8.4
EBITDA	56.4	33.6	104.3	61.3
Adjustments:
Gain on sale of assets	—	(3.7)	—	(3.7)
Restructuring-related charge (S&A expense)	1.2	0.4	1.2	0.6
EBITDA - as adjusted	$57.6	$30.3	$105.5	$58.2
EBITDA margin - as adjusted	17.9%	10.8%	16.8%	10.8%
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TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Selling and Administrative Expense (S&A expense) and Operating Income

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
S&A expense - as reported	$87.0	$79.1	$168.7	$155.7
S&A expense as a percent of net sales - as reported	27.0%	28.2%	26.9%	28.9%
Adjustments:
Restructuring-related charge (S&A expense)	(1.2)	(0.4)	(1.2)	(0.6)
S&A expense - as adjusted	$85.8	$78.7	$167.5	$155.1
S&A expense as a percent of net sales - as adjusted	26.7%	28.1%	26.7%	28.8%

Operating income - as reported	$43.5	$22.8	$79.4	$37.4
Operating margin - as reported	13.5%	8.1%	12.7%	6.9%
Adjustments:
Gain on sale of assets	—	(3.7)	—	(3.7)
Restructuring-related charge (S&A expense)	1.2	0.4	1.2	0.6
Operating income - as adjusted	$44.7	$19.5	$80.6	$34.3
Operating margin - as adjusted	13.9%	7.0%	12.8%	6.4%
Reported to Adjusted Income Before Income Taxes and Income Tax Expense

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Income before income taxes - as reported	$39.9	$20.3	$71.9	$35.0
Adjustments:
Gain on sale of assets	—	(3.7)	—	(3.7)
Amortization expense	3.6	3.9	7.5	8.4
Restructuring-related charge (S&A expense)	1.2	0.4	1.2	0.6
Income before income taxes - as adjusted	$44.7	$20.9	$80.6	$40.3

Income tax expense - as reported	$8.6	$3.7	$16.3	$8.1
Effective tax rate - as reported	21.6%	18.2%	22.7%	23.1%
Adjustments(1):
Gain on sale of assets	—	(0.9)	—	(0.9)
Amortization expense	1.0	1.0	2.1	2.3
Restructuring-related charge (S&A expense)	0.4	0.1	0.4	0.1
Income tax expense - as adjusted	$10.0	$3.9	$18.8	$9.6
Effective tax rate - as adjusted	22.4%	18.7%	23.3%	23.8%
(1) In determining the tax impact, we applied the statutory rate in effect for each jurisdiction where income or expenses were generated.

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